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                                                                    EXHIBIT 8.2

                 [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]

                                April 29, 1997

Somatix Therapy Corporation
950 Marina Village Parkway
Alameda, CA 94501

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the Agreement and Plan of Merger and Reorganization dated as of January 12, 1997 (the "Agreement") among Cell Genesys, Inc., a Delaware corporation ("CGI"), its wholly owned subsidiary, S Merger Corp., a Delaware corporation ("Sub"), and Somatix Therapy Corporation, a Delaware corporation ("STC"). Pursuant to the Agreement, Sub will merge with and into STC (the "Merger"), and STC will become a wholly owned subsidiary of CGI.

  Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  We have acted as legal counsel to STC in connection with the Merger. For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

    A. The Agreement;

    B. Representations made to us in certificates of officers of CGI and STC (the "Officers' Certificates");

    C. Representations made by certain shareholders of STC in "Affiliates Agreements";

    D. The Registration Statement; and

    E. Such other instruments and documents related to the formation, organization and operation of CGI, STC and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

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  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. The Merger will be consummated in accordance with the Agreement and will be effective under the laws of the State of Delaware;

    3. The Officers' Certificates have been executed and delivered by appropriate officers of CGI and STC and are true and correct. We have also assumed that the certifications made in the Officers' Certificates will continue to be true and correct as of the Effective Time unless we receive written notification to the contrary from CGI or STC prior to the Effective Time. In addition, we have assumed that all statements made in the Officers' Certificates "to the best of the knowledge" of any person or party to the Merger will be correct as if made without such qualification; and

    4. No STC shareholder guaranteed any STC indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of STC, CGI or Sub has or will represent equity for tax purposes and (ii) no outstanding equity of STC, CGI or Sub has or will represent indebtedness for tax purposes.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

    a. The Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code.

    b. CGI, STC and Sub will each be a "party" to the reorganization within the meaning of Section 368(b) of the Code.

    c. No gain or loss will be recognized by STC or CGI in the Merger.

    d. No gain or loss will be recognized by holders of STC Capital Stock upon their receipt of CGI Common Stock in exchange for their STC Capital Stock, except that holders of STC Capital Stock who receive cash proceeds in lieu of fractional shares of CGI Common Stock will recognize gain or loss equal to the

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  difference, if any, between such proceeds and the tax basis of STC Capital
  Stock allocated to their fractional share interests.

    e. Such gain or loss, if any, will constitute capital gain or loss if the fractional share interests exchanged are held as capital assets at the time of the Merger.

    f. Such capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share interests (including the holding period of STC Capital Stock attributed thereto) exceeds one year.

    g. The tax basis of CGI Common Stock received by holders of STC Capital Stock will be the same as the tax basis of the STC Capital Stock exchanged therefor less the tax basis, if any, allocated to fractional share interests.

    h. The holding period of CGI Common Stock (including fractional share interests for which cash is received in lieu thereof) in the hands of holders of STC Capital Stock will include the holding period of their STC Capital Stock exchanged therefor, provided that such STC Capital Stock is held as a capital asset at the time of the Merger.

  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

  (1) This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

  (2) This opinion does not address any federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger) except as specifically stated above. In particular, we express no opinion regarding (i) whether and the extent to which any STC shareholder who has provided or will provide services to STC, CGI or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the CGI stock received by any such shareholder in the Merger; (iii) the

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potential application of the "golden parachute" provisions (Sections 280G,
3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) other than that the Merger will be a reorganization within the meaning of Code Section 368 and the consequences that follow directly and solely from such characterization, the corporate level tax consequences of the Merger to CGI, Sub or STC, including without limitation the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of STC, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in STC acquired by CGI in the Merger; (vi) the tax consequences of any transaction in which STC stock or a right to acquire STC stock was received; (vii) the tax consequences of the Merger to holders of options or warrants for STC stock; or (viii) the tax consequences that may be relevant to particular classes of STC stockholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

  (3) No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

  (4) This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any person or entity other than STC and the STC shareholders, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

                                          Very truly yours,

                                          BROBECK, PHLEGER & HARRISON LLP